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Exhibit 99.2

For Immediate Release

Contacts:	Edward C. Milligan Chairman & CEO Main Street Banks (770) 422-2888	Samuel B. Hay III President & COO Main Street Banks (770) 385-2424

MAIN STREET BANKS ANNOUNCES 14 PERCENT INCREASE IN
QUARTERLY DIVIDEND

ATLANTA, January 15, 2003—The Board of Directors of Main Street Banks, Inc. (Nasdaq: MSBK) declared a regular quarterly dividend of 12 cents per share of common stock payable on February 5, 2003 to shareholders of record on January 22, 2003. This represents a 14.3 percent increase over the previous quarter's dividend of 10.5 cents per share.

"We are gratified that our strong operating performance in 2002 has enabled us to significantly increase our quarterly cash dividend to shareholders," said Edward C. Milligan, chairman and chief executive officer. "This performance continues our five year history of double digit earnings growth, which has fueled consistently strong dividend growth and total shareholder returns," said Milligan.

Main Street Banks was recognized in the January 6, 2003 edition of the Atlanta Journal and Constitution as one of Georgia's leading publicly traded companies with a history of boosting dividends at double digit rates over the past five years.

About Main Street

Main Street Banks, Inc., a $1.3 billion asset, community-banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 23 branch offices located in nine of Georgia's fastest growing counties. Main Street is the largest and highest performing community banking company in the greater Atlanta area.

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  Exhibit 99.2